Exhibit 99.1

   HERCULES PARTICIPATES IN A $3 MILLION EQUITY FINANCING TO AFFINITY EXPRESS

    PALO ALTO, Calif., Sept. 26 /PRNewswire-FirstCall/ -- Hercules Technology Growth Capital, Inc. (Nasdaq: HTGC), a leading debt and equity growth capital provider to technology related companies, entered into an agreement on Sept. 21, 2005 to provide $250,000 of equity financing to Affinity Express, a leader in outsourced document creation services and the world's largest provider of artwork and embroidery digitizing. Ticonderoga Capital and Flagship Ventures joined Hercules in this round of equity financing.

    "We are proud to be working with Affinity Express, a pioneer in the large-scale outsourcing of document creations services," said Roy Liu, managing director of Hercules. "This latest round of financing brings our total investment in Affinity Express to $1.95 million. The additional capital will provide the company with increased flexibility to grow its business, while continuing to provide its customers with a more efficient and effective way to outsource their document creation needs."

    Affinity Express provides more than 2,000 clients worldwide with output-ready digital files for all types of printing, computer-generated communications, stitched apparel and product imprinting. Retail and quick printers, commercial printers, apparel and promotional products suppliers/distributors, advertising agencies and corporations rely on Affinity Express for customized digital graphics solutions that help them generate higher profits, increase productivity and enhance competitive differentiation, without the ongoing costs of equipment, labor or technology.

    About Hercules Technology Growth Capital:

    Founded in December 2003, Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialized finance company providing debt and equity growth capital to technology-related companies at all stages of development. The company primarily finances privately-held companies backed by leading venture capital and private equity firms and also may finance certain publicly-traded companies. Hercules focuses its investments in companies active in technology and technology-related industries such as computer software and hardware, networking systems, semiconductors, semiconductor capital equipment, information technology infrastructure, Internet consumer and business services, telecommunications, and life sciences. The company's investments are originated through its principal office located in Silicon Valley, as well as additional offices in the Boston, Boulder and Chicago areas. Providing capital to privately-held companies backed by leading venture capital and private equity firms involves a certain degree of credit risk and may result in potential losses.

    For more information, please visit http://www.herculestech.com . Companies interested in learning more about financing opportunities should contact info@herculestech.com or call 650-289-3060.

    About Affinity Express:

    Affinity Express has produced competitively priced, high quality logo products -- both apparel and hard goods -- for almost 80 years. As a global leader in their industry, Affinity Express combines their world-leading screen art/embroidery digitizing operations and high-speed production facilities to serve their business-to-business clients. For more information please visit www.affinityexpress.com.

SOURCE  Hercules Technology Growth Capital, Inc.
    -0-                             09/26/2005
    /CONTACT: Deborah Stapleton, +1-650-470-0200, or info@herculestech.com, for Hercules Technology Growth Capital, Inc., +1-650-289-3060/
    /Photo:     http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO
                AP Archive:  http://photoarchive.ap.org
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    /Web site:  http://www.herculestech.com
                http://www.affinityexpress.com /